UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 24, 2009

Date of report (Date of earliest event reported)

Granite City Food & Brewery Ltd.

(Exact name of registrant as specified in its charter)

Minnesota	0-29643	41-1883639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5402 Parkdale Drive, Suite 101

Minneapolis, MN 55416

(Address of principal executive offices, including zip code)

(952) 215-0660

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02             UNREGISTERED SALES OF EQUITY SECURITIES.

As part of the Company’s ongoing efforts to improve cash flow through negotiated rent reductions, as previously reported on its Current Report on Form 8-K filed on February 12, 2009 (the “Prior 8-K”), it has entered into agreements with certain of its landlords for rent reductions.  In return, the Company has issued or agreed to issue five-year warrants to purchase the Company’s common stock to such landlords. Each warrant is exercisable at 110% of the closing price of the Company’s common stock on the trading date prior to the date on which the Company received the executed rent relief agreement, and are issued only to accredited investors. As of February 24, 2009, these warrants totaled more than 1% of the number of outstanding shares of the Company’s common stock, as set forth in the following table.  These rent reduction agreements represent part of the $4 million in rent and cash flow reductions announced in the Prior 8-K.

Landlord	Number of shares underlying warrant	Exercise price (110% of close on date prior to date of agreement)	Date of sale
1	39,375	$0.265	February 10, 2009
2	63,839	$0.264	February 9, 2009
3	39,687	$0.265	February 10, 2009
4	29,269	$0.297	February 24, 2009
Total	172,170

Each of the foregoing issuances was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and the safe harbor of Rule 506 under Regulation D.  Any certificates representing such securities will contain restrictive legends preventing sale, transfer or other disposition, unless registered under the Securities Act.  The recipients of such securities received, or had access to, material information concerning the Company, including, but not limited to, its reports on Form 10-K, Form 10-Q, and Form 8-K, as filed with the SEC.  No discount or commission was paid in connection with the issuance of the warrants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Granite City Food & Brewery Ltd.

Date: February 25, 2009	By:	/s/ James G. Gilbertson
James G. Gilbertson
Chief Financial Officer